Cypress Environmental Partners, L.P. 10-Q

EXHIBIT 14.1

CYPRESS ENVIRONMENTAL PARTNERS, L.P.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted as of January 14, 2014; Last Updated August 12, 2020)

Introduction

The Board of Directors (the “Board”) of Cypress Environmental Partners GP, LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Cypress Environmental Partners, L.P., a Delaware limited partnership (the “Partnership,” and together with the General Partner and the Partnership’s subsidiaries, the “Company”), has adopted this Code of Business Conduct and Ethics (this “Code”) as of the date set forth above. This Code sets forth the Company’s policies with respect to business ethics and conflicts of interest, and its intent that the employees, officers and directors of the Company conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the employees, officers and directors of the Company, including its principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Although this Code provides only a brief description of the potential problems that may arise, a familiarity with the basic principles of this Code should assist employees, officers and directors of the Company in avoiding illegal or unethical behavior.

1.	Code of Ethics Contact Person

For purposes of this Code, the “Code of Ethics Contact Person” shall be different for various employees, officers and the directors of the Company. For the principal executive officer and directors of the General Partner, the Code of Ethics Contact Person is any member of the Audit Committee of the Board. For any other employees of the Company, the Code of Ethics Contact Person is the employee’s immediate supervisor.

2.	Complying with Law

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business.

Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, no employee, officer or director of the Company may buy, sell or otherwise trade in the stock or other securities of a company at any time when the person has access to or knowledge of confidential or material, non-public information about the company, whether or not they are using or relying upon that information. This restriction on “insider trading” is not limited to trading in the Partnership’s securities. It includes trading in the securities of other firms, particularly firms that are current or prospective customers or suppliers of the Company. The restriction extends to sharing information or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Employees, officers and directors of the Company are directed to the Company’s Insider Trading Policy and to the Company’s legal counsel (including the Company’s General Counsel, or, if authorized by the Company’s General Counsel, the Company’s outside legal counsel) if they have questions regarding the applicability of such insider trading prohibitions.

This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company’s legal counsel (including the Company’s General Counsel, or, if authorized by the Company’s General Counsel, the Company’s outside legal counsel) and the various guidelines that the Company has prepared on, specific laws, rules and regulations.

3.	Conflicts of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest or the appearance of a conflict of interest with regard to the Company’s interests. A conflict situation may arise when an employee, officer or director of the Company takes actions or has private commercial or financial interests that interfere with his or her objectivity in performing his or her duties and responsibilities for the Company. Conflicts of interest may also arise when an employee, officer or director of the Company, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. It is almost always a conflict of interest for an employee of the Company to work simultaneously for a supplier, customer, partner, subcontractor or competitor of the Company. The Company’s employees should avoid any direct or indirect business connection with the suppliers, customers, partners, subcontractors or competitors, except on the Company’s behalf or as otherwise approved by the Code of Ethics Contact Person. Furthermore, employees, officers and directors of the Company should consult with the Code of Ethics Contact Person before accepting any position as an employee, officer or director of any outside business concern. Loans to, or guarantees of obligations of, employees, officers and directors of the Company and their respective family members may also create impermissible conflicts of interest. Federal law prohibits loans by the Company to executive officers and directors of the Company.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board or its authorized committee. Conflicts of interest may not always be clear-cut, so persons with questions should consult with the Code of Ethics Contact Person. Any employee, officer or director of the Company who becomes aware of a material transaction or relationship that reasonably could be expected to give rise to a conflict should bring it to the attention of the Code of Ethics Contact Person or consult the procedures described in Section 15 (“Reporting Any Illegal or Unethical Behavior”) of this Code.

If a conflict arises between the General Partner on the one hand and the Partnership on the other hand, the Partnership’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) specifies a process for resolution of such conflict of interest. Proper resolution of conflicts of interest or potential conflicts of interest in accordance with the process described in the Partnership Agreement is consistent with the requirements of this Code.

4.	Related Person Transactions

The Company recognizes that related person transactions present a heightened risk of conflicts of interest, and therefore, on at least a quarterly basis, all such transactions that are required to be disclosed under the rules of the Securities and Exchange Commission (the “SEC”) shall be subject to approval or ratification by the Board or its authorized committee. In the event that the Board or its authorized committee considers ratification of a related person transaction and determines not to so ratify such transactions, the officers of the Company shall make all reasonable efforts to cancel or annul the transaction.

In determining whether or not to recommend the initial approval or ratification of a related person transaction, the Board or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to (a) whether there is an appropriate business justification for the transaction; (b) the benefits that accrue to the Partnership as a result of the transaction; (c) the terms available to unrelated third parties entering into similar transactions; (d) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or immediate family member of a director is a partner, shareholder, member or executive officer); (e) the availability of other sources for comparable products or services; (f) whether it is a single transaction or a series of ongoing, related transactions; and (g) whether entering into the transaction would be consistent with this Code.

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5.	Corporate Opportunity

Any business opportunity that is discovered through or arises from the use of property, information or position of the Company belongs to the Company. Any employee of the Company who becomes aware of such an opportunity must bring it to the attention of the Code of Ethics Contact Person. No employee of the Company may take personal advantage of such an opportunity without first receiving specific written approval from the Chief Executive Officer or the Board. In the absence of pre-approval, an employee of the Company must abandon or forfeit such opportunity, or seek a waiver under Section 18 (“Amendment, Modification and Waiver”) of this Code. Any pre-approval for an executive officer of the Company (an officer subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended) must be obtained from the Board.

6.	Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Code of Ethics Contact Person or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Code of Ethics Contact Person if they believe they have a legal obligation to disclose confidential information. Generally, confidential information includes all information, whether oral or in writing, that has not been disclosed to the public and that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.

7.	Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with the Company’s customers, suppliers, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

8.	Protection and Proper Use of Company Assets

All employees, officers and directors of the Company should protect the Company’s assets and ensure their efficient use. Any personal use of resources of the Company must not result in significant added costs, disruption of business processes or any other disadvantage to the Company. Theft, carelessness and waste have a direct impact on the Company’s profitability. All assets of the Company should be used for legitimate business purposes.

9.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submission confidentially). Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company. Submissions may be made by regular mail, facsimile, telephone, internet or e-mail in accordance with the Whistleblower Policy of the Company that is then currently in effect.

10.	Employment Practices

The Company is committed to maintaining a work place free from illegal discrimination, intimidation and harassment. Threats, intimidation, harassment, or acts of physical violence in the workplace are prohibited and should be reported. Employees shown to be involved in such activities are subject to disciplinary action, up to and including discharge.

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11.	Safety, Prohibited Substances

The Company strives to provide each employee of the Company with a safe work environment. Each employee of the Company has responsibility for maintaining a safe workplace for all employees of the Company by following safety and health rules and practices, and by reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees of the Company should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol, or any other substance that may impair such employee’s ability to perform the essential functions of his or her job or create an unsafe work environment. The use of illegal drugs in the workplace shall not be tolerated.

12.	Business Entertainment, Gifts and Courtesies

The purpose of business entertainment, gifts and courtesies in a commercial setting is to create goodwill and sound working relationships, and not to gain unfair advantage with customers. Employees, officers and directors of the Company must act in a fair and impartial manner in all business dealings. No entertainment, gift or courtesy should be offered, given, provided or accepted by any employee, officer or director of the Company, or any of their family members or agents, unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) cannot be construed as a bribe or payoff and (d) does not violate any laws or regulations. Persons should contact the Code of Ethics Contact Person if they are not certain that any entertainment, gift or courtesy is appropriate.

13.	Books and Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Employees, officers and directors of the Company shall follow the Company’s record retention policies. Employees, officers and directors of the Company shall not destroy, shred or alter records that are in any way related to a threatened, imminent or pending legal or administrative proceeding, litigation, audit or investigation.

14.	Public Company Reporting and Other Government Filings

It is the Company’s policy that the information in its public communications, including the Partnership’s periodic reports and other filings with the SEC, be timely and understandable, and fair, complete and accurate in all material respects. Depending on his or her position with the Company, an employee, officer or director of the Company may be called upon to provide necessary information in furtherance of this policy. The Company expects employees, officers and directors of the Company to take this responsibility very seriously and to provide prompt, accurate and complete answers to inquiries related to the Company’s public disclosure requirements.

All employees of the Company are prohibited from knowingly misrepresenting or omitting, or causing others to misrepresent or omit, material facts about the Company to anyone having a role in the Company’s financial reporting and disclosure processes. Employees of the Company shall not directly or indirectly take any action to fraudulently induce, coerce, manipulate or mislead the Company’s or its subsidiaries’ independent registered public accounting firm for the purpose of rendering the financial statements of the Company and its subsidiaries misleading, or direct anyone else to do so. If an employee, officer or director of the Company believes that any of the Company’s periodic reports contain any materially false or misleading information or omit material information, such person is encouraged to follow the procedures described in Section 15 (“Reporting Any Illegal or Unethical Behavior”) of this Code.

Employees responsible for preparing reports and filings with agencies other than the SEC, whether in the United States or other jurisdictions, should take care to see that they are prepared accurately and in compliance with applicable requirements.

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15.	Reporting Any Illegal or Unethical Behavior

If employees, officers or directors of the Company believe that they have violated the policies of this Code, they should promptly advise the Code of Ethics Contact Person. They are also encouraged to promptly notify the Code of Ethics Contact Person about observed illegal or unethical behavior and to discuss, when in doubt, the best course of action in a particular situation. Employees, officers and directors of the Company who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur should promptly contact the Code of Ethics Contact Person. If they do not believe it appropriate or are not comfortable approaching the Code of Ethics Contact Person about their concerns or complaints, then they may contact the President of the General Partner. If they do not believe it appropriate or are not comfortable approaching the President of the General Partner, then they may contact the Company’s legal counsel (including the Company’s General Counsel or the Company’s outside legal counsel) or any member of the Audit Committee of the Board. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality shall be protected, subject to applicable law, regulation or legal proceedings.

16.	Accountability for Actions

Those persons who are not in compliance with the policies of this Code shall be held accountable for their actions and shall, to the extent possible, be required to take such action as necessary to become compliant. The failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law that may result in civil and criminal penalties.

17.	No Retaliation

The Company shall not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

18.	Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Board, subject to the provisions of the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the New York Stock Exchange (the “NYSE”). Any waiver of this Code for executive officers or directors shall be promptly disclosed to unitholders to the extent required by applicable law or the NYSE listing requirements.

19.	Posting Requirement

The Company shall post this Code on the Partnership’s website as required by applicable rules and regulations. In addition, the Partnership shall disclose in its Annual Report on Form 10-K that a copy of this Code is available on the Partnership’s website.

Note

The requirements in this Code may be more restrictive than the requirements of law and industry practice. Nothing contained in this Code should be construed or applied as a binding interpretation or definition of law or industry practice. Any violation of law is strictly prohibited and is beyond the scope of authority of all employees, officers and directors of the Company.

The “Introduction” to this Code and Section 1 (“Code of Ethics Contact Person”), Section 2 (“Complying with Law”), Section 3 (“Conflicts of Interest”), Section 4 (“Related Person Transactions”), Section 13 (“Books and Records”) and Section 14 (“Public Company Reporting and Other Government Filings”) of this Code as applied to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

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